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                                                                     EXHIBIT 8.1

                          [Hallett & Perrin Letterhead]

                                September 3, 2003

Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas  75220

         Re: Federal Income Tax Considerations Relating to 5% Convertible Subordinated Notes Due 2008 and Warrants to Purchase Common Stock

Ladies and Gentlemen:

         We have acted as counsel to Dave & Buster's, Inc., a Missouri corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $30,000,000 aggregate principal amount of 5% Convertible Subordinated Notes Due 2008 (the "Notes") and Warrants (the "Warrants") to purchase shares of Common Stock of the Company in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, and (ii) the filing of the Company's Registration Statement on Form S-3, to which this opinion is an Exhibit, and the Prospectus forming a part thereof (the "Prospectus") with respect to the resale of the Notes and Warrants by the holders thereof, and the Common Stock of the Company issued upon conversion of the Notes and/or exercise of the Warrants by such holders.

         We hereby confirm our opinion set forth under the caption "Certain U.S. Federal Income Tax Considerations" in the Prospectus.

                                            Very truly yours,

                                            /s/ Hallett & Perrin, P.C.